Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
American Oncology Network, LLC	Delaware
American Oncology Management Company, LLC	Delaware
American Oncology Partners, P.A.	Florida
American Oncology Partners of Maryland, P.A.	Maryland
AON Receivables, LLC	Delaware
AON Receivables Maryland, LLC	Maryland
AON Central Services, LLC	Delaware
AON Pharmacy, LLC	Florida

* Excludes subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary for the year ended December 31, 2022.